Exhibit 23.8

WEAVER & MARTIN

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated March 23, 2007 with respect to the financial statements of Ecotality, Inc. for the year ended December 31, 2006; our report dated December 27, 2007 with respect to the financial statements of Edison Minit-Charger and Subsidiary for the year ended December 31, 2006; and our report dated December 21, 2007 with respect to the financial statements of Innergy Power Corporation and Subsidiary for the years ended December 31, 2006 and 2005 in the filing of the Form SB-2.

/s/ Weaver & Martin LLC

Weaver & Martin LLC
Kansas City, Missouri
January 8, 2008